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                                                                EXHIBIT 11

                           MARKWEST HYDROCARBON, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                          (000S, EXCEPT PER SHARE DATA)

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
                                                 FOR THE QUARTER ENDED    FOR THE NINE MONTHS ENDED
                                                   SEPTEMBER 30, 1999        SEPTEMBER 30, 1999
                                                 ---------------------    -------------------------
Net income                                              $   59                    $  746
Weighted average number of outstanding
  shares of common stock                                  8473                     8,481
Basic earnings per share                                $ 0.01                    $ 0.09
                                                        ======                    ======
Net income                                              $   59                    $  746
Weighted average number of outstanding
  shares of common stock                                  8473                     8,481
Dilutive stock options                                       6                         7
                                                        ------                    ------
                                                          8479                     8,488
Earnings per share assuming dilution                    $ 0.01                    $ 0.09
                                                        ======                    ======

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